Exhibit 21.1

ChinaCast Education Corporation

Subsidiaries

Company Name	Jurisdiction of Incorporation

ChinaCast Communication Holdings Limited	Bermuda

ChinaCast Education Holdings Limited	BVI

ChinaCast Education International Limited	HK

ChinaCast Education Investment Limited	BVI

Sheng Shi Han Yang Education Technology Limited	PRC

ChinaCast Communication Network Company Ltd.	BVI

ChinaCast Technology (BVI) Limited	BVI

ChinaCast Technology (HK) Limited	HK

ChinaCast Technology (Shanghai) Limited	PRC

Yupei Training Information Technology Co., Ltd.	PRC

Modern English Trademark Limited	BVI

Chongqing Chaosheng Education and Investment Co., Ltd.	PRC

Hai Lai Education Technology Limited	PRC

Foreign Trade and Business College of Chongqing Normal University	PRC

Hai Yuen Company Limited	PRC

ChinaCast Li Xiang Co., Ltd.	PRC

East Achieve Limited	BVI

Shanghai Xijiu Information Technology Co. Limited	PRC

China Lianhe Biotechnology Co., Ltd.	PRC

Lijiang College of Guangxi Normal University	PRC

Wintown Enterprises Limited	BVI

Shanghai Rubao Information Technology Co. Limited	PRC

Wuhan Jiyang Education Investment Limited.	PRC

Hubei Industrial University Business College	PRC

Qingdao Zhongshida Education Limited.	PRC

Dongying Aohua Education Consulting Limited.	PRC